SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

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                         The Swiss Helvetia Fund, Inc.
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                (Name of Registrant as Specified In Its Charter)

                           Bankgesellschaft Berlin AG
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

                           Bankgesellschaft Berlin AG
                                Alexanderplatz 2
                                 D-10178 Berlin
                                     Germany

                           --------------------------

            THERE SHOULD BE STOCKHOLDER REPRESENTATIVES ON THE BOARD

May 7, 2001

Dear Fellow Stockholder of The Swiss Helvetia Fund, Inc. (the "Fund"):

      We, Bankgesellschaft Berlin AG, own over 572,000 Fund shares, or approximately 2.38% of the shares outstanding. We are seeking your support in electing our three nominees to the Board of the Fund at the May 15 Annual Meeting. Currently there are no members of the Board of Directors who were nominated by any stockholder of the fund in its capacity as a stockholder. We are seeking to replace three Fund directors who collectively own fewer than three thousand shares of the Fund.

      Our objective is to increase the Fund's value by working to lessen or eliminate the discount at which its shares trade from net asset value, and to improve its corporate governance.

                                 BOARD REACTION

      If elected, our nominees would comprise only one third of the Fund's Directors. In fact, based on what we consider to be restrictive and arbitrary director qualification requirements adopted by the Fund Board, perhaps only one of our nominees, Mr. Dirk Kipp, will be seated should our three nominees receive a plurality of your votes.

      You should know that these restrictive director qualifications were apparently adopted in reaction to a narrowly defeated stockholder proposal at last year's annual meeting to open-end the Fund and are the subject of costly litigation that you and we, as the Fund's owners, are forced to bear.

      In their most recent proxy materials, the Fund seeks to denigrate the qualifications of our nominees with statements like "...Their primary occupations appear to consist of equity trading for Bank Berlin." Here we have to concede they have a point. We are independent investors with a proven track record of investing in other closed-end country funds and working within these funds to lessen or eliminate the discounts at which their shares trade from net asset value. This is exactly the type of qualification needed.

      Don't forget that these are the same entrenched incumbent directors who approved a by-law increasing to a 75% supermajority the vote required for you and us - the owners - to change the by-laws and then claimed that this was "...to give a greater voice to the Fund's minority stockholders." In fact, this makes it virtually impossible to approve changes.

               WHO IS PAYING FOR ALL OF THESE ACTIONS BY THE FUND?

      You and we are. Unlike the Fund, which is spending large sums of stockholder money to defend their incumbent nominees, their current investment adviser, and litigation that another outraged stockholder has instituted only because the Board adopted the entrenchment by-laws, we are spending only our own money to further our nominees' candidacy. The incumbent management and Board, on the other hand, told you they anticipated spending approximately $80,000 on their solicitation beyond the usual expenses for an annual meeting. Although the Board says Hottinger Capital will bear a portion of the cost with respect to Proposal Number 2 (continuation of Investment Advisor Agreement), is it really conceivable that with the three mailings they have sent out so far (and how many more will there be?), the cost of their proxy solicitor's telephone calls to stockholders, and substantial attorneys' time and attention, the TOTAL cost will be only $80,000?

             WHAT DO INDEPENDENT ANALYSTS THINK ABOUT OUR NOMINEES?

            BOTH LEADING INSTITUTIONAL PROXY ADVISORS RECOMMEND VOTES
                        FOR THE BANKGESELLSCHAFT NOMINEES

      In making their voting recommendations to their institutional clients, both Institutional Shareholder Services (ISS) and The Proxy Monitor recommended votes FOR our nominees for Director. In all fairness, we must acknowledge that they also recommended leaving the Hottinger Investment Advisory Agreement in place. We disagree with them on that point, and feel more strongly than ever that the only way to really get the attention of this Board, and to remind them of who is working for whom, is to terminate the Hottinger agreement.

      ISS, in making its recommendation to its institutional clients, said in bold type on the first page of its report --"To follow ISS's vote recommendations execute your votes on the dissident's BLUE proxy card and discard management's WHITE proxy card."

      In the "Background" section of its report, ISS said the following:

            "Since 1997 Bank Berlin, through its representatives, has proven itself to be both a prolific and successful mechanism for shareholder action at closed-end mutual funds investing in European issuers."

      In the "Analysis" section of its report, ISS began with the statement:

            "This contest is not about the discount at which the fund's shares trade, nor Hottinger's performance as an advisor. Rather it is about the board's unilateral decision to disenfranchise the shareholder."

      In this same section, commenting upon recent Board actions, ISS said:

            "We nevertheless, are hard pressed to believe the veracity of the fund's characterization of the recent bylaw amendments, as detailed here. They are neither reasonable nor in the best interest of shareholders. They cannot be defined as anything other than anti-takeover in nature. In fact, they violate the fundamental intent of shareholder vote. We agree with Bank Berlin that the supermajority vote requirement and director qualifications effectively disenfranchise the shareholder. Despite the fund's claims to the contrary, the supermajority vote threshold suggests to us that the board has little faith in or regard for the will of shareholders."

      Later in this same section they say:

            "With respect to the director qualifications in the fund's bylaws, ISS considers the decision unprecedented, and further suggests that the board had no motivation other than to entrench themselves.....We ...
      contend that the fund's requirements are specious, and that Bank Berlin's nominees are more than qualified to serve on the board. However, the director qualifications, as currently construed, preclude even the most qualified individuals; and on the surface appear to be requirements that were crafted to support the profiles of the fund's current directors."

      The Proxy Monitor, in its report to its clients, in addition to recommending a vote in favor of our nominees, made this comment:

            "Moreover, Bank Berlin claims that some decisions made by the incumbent board have been detrimental to shareholders. These allegations have not been refuted by the board."

               WE NEED YOUR SUPPORT TO REMIND THE FUND'S BOARD OF
                     WHO IS SUPPOSED TO BE WORKING FOR WHOM

      This letter may be our final communication to most of our fellow stockholders prior to the May 15 annual meeting.

      Accordingly, please sign, date and return today, in the envelope provided, our BLUE proxy card. Do not return any white Fund card - even as protest against the Fund's entrenchment efforts - since that might inadvertently have the effect of canceling out your BLUE Bankgesellschaft proxy.

      A vote FOR our nominees on the BLUE proxy card is a vote for independent stockholder representation on the Board and a much-needed infusion of new blood, energy and ideas. It also effectively is a vote AGAINST further entrenchment devices and efforts to limit stockholder rights - yours and ours - and unchecked waste of stockholder money in that effort!

      Thank you for your support. If you have any questions or require assistance in having your shares voted, please contact Mellon Investor Services, who is assisting us with this solicitation, toll-free at 1-800-414-2879.

                                        Sincerely yours,


                                        BANKGESELLSCHAFT BERLIN AG